Exhibit 5.1

March 12, 2008

TECO Finance, Inc.

702 North Franklin Street

Tampa, Florida 33602

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by TECO Finance, Inc., a Florida corporation (the “Company”), and TECO Energy, Inc., a Florida corporation and parent of the Company (the “Guarantor”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the offer to exchange (i) up to $171,827,000 aggregate principal amount of 7.20% Notes due 2011 (the “Exchange 7.20% Notes”), (ii) up to $236,240,000 aggregate principal amount of 7.00% Notes due 2012 (the “Exchange 7.00% Notes”), (iii) up to $191,215,000 aggregate principal amount of 6.75% Notes due 2015 (the “Exchange 6.75% Notes”) and (iv) up to $300,000,000 aggregate principal amount of 6.572% Notes due 2017 (the “Exchange 6.572% Notes” and collectively with the Exchange 7.20% Notes, Exchange 7.00% Notes and Exchange 6.75% Notes, the “Exchange Notes”), all of which have been registered under the Securities Act, for (i) up to $171,827,000 aggregate principal amount of 7.20% Notes due 2011 (the “Original 7.20% Notes”), (ii) up to $236,240,000 aggregate principal amount of 7.00% Notes due 2012 (the “Original 7.00% Notes”), (iii) up to $191,215,000 aggregate principal amount of 6.75% Notes due 2015 (the “Original 6.75% Notes”) and (iv) up to $300,000,000 aggregate principal amount of 6.572% Notes due 2017 (the “Original 6.572% Notes” and collectively with the Original 7.20% Notes, Original 7.00% Notes and Original 6.75% Notes, the “Original Notes”), which have not been so registered, respectively.

The Original 7.20% Notes, Original 7.00% Notes and the Original 6.572% Notes have been, and the Exchange 7.20% Notes, Exchange 7.00% Notes and Exchange 6.572% Notes will be, issued by the Company and guaranteed (the “First Supplemental Guarantees”) by the Guarantor under an indenture dated as of December 21, 2007 (the “Base Indenture”) among the Company, the Guarantor and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) as supplemented by a First Supplemental Indenture dated December 21, 2007 among the Company, the Guarantor and the Trustee (the “First Supplemental Indenture”). The Original 6.75% Notes have been, and the Exchange 6.75% Notes will be, issued by the Company and guaranteed (the “Second Supplemental Guarantees”, together with the First Supplemental Guarantees, the “Guarantees”) by the Guarantor under the Base Indenture among the Company,

TECO Finance, Inc.

March 12, 2008

the Guarantor and the Trustee as supplemented by a Second Supplemental Indenture dated December 21, 2007 among the Company, the Guarantor and the Trustee (the “Second Supplemental Indenture”, together with the Base Indenture and the First Supplemental Indenture, the “Indenture” ). The Exchange Notes are to be offered and exchanged in the manner described in the Registration Statement (the “Exchange Offer”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings of the Board of Directors of the Company and the proceedings of the Board of Directors of the Guarantor in connection with the authorization, issuance and exchange of the Exchange Notes and authorization and issuance of the Guarantees. We have made such other examination as we consider necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and Guarantor and other sources believed by us to be responsible. Except to the extent of such reliance, the opinion rendered herein is limited to the laws of the State of New York and the Florida Business Corporation Act (including the reported judicial decisions interpreting that Act).

We express no opinion with respect to any provision of the Indenture, the Exchange Notes, or the Guarantees to the extent that (a) such provision purports to exculpate any person thereby or grants rights of indemnification which may violate public policy, (b) such provision provides for an increase in the rate of interest upon default or any fee, to the extent such may be determined to be a penalty, or provides for interest on interest or automatic compounding of interest, (c) such provision contains broadly worded waivers, or (d) such provision provides for conclusive presumptions or determinations, submission to jurisdiction, waiver of or consent to service of process and venue or waiver of offset or defenses.

Our opinions set forth below are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).

Based on the foregoing we are of the opinion that:

1.	The Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when the Registration Statement has become effective under the Securities Act and the Exchange Notes have been duly executed, authenticated and delivered in accordance with the Indenture against receipt of the corresponding Original Notes surrendered in the exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute binding obligations of the Company.

TECO Finance, Inc.

March 12, 2008

2.	The Guarantees, when the Exchange Notes are issued, authenticated and delivered in accordance with the terms of the Indenture and the Exchange Offer, will constitute binding obligations of the Guarantor.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus filed as a part thereof.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

Edwards Angell Palmer & Dodge LLP